Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of La Rosa Holdings Corp. and Subsidiaries on Amendment No. 10 to Form S-1 (File No. 333-264372) of our report dated April 26, 2023, with respect to our audits of the consolidated financial statements of La Rosa Holdings Corp. and Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 21, 2023